January 26, 2010

Franklin Financial reports earnings decline

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $6,585,000 for 2009 compared to 2008 earnings of $8,595,000, a decline of 23.4%. Net income for the quarter ended December 31, 2009 was $1,763,000, representing a 76.3% increase when compared to 2008 fourth quarter earnings of $1,000,000.

On a per share basis, diluted earnings were $0.46 and $1.71 for the quarter and twelve months in 2009 compared to $0.26 and $2.24 for the same periods in 2008.

The significant items that negatively impacted earnings during 2009 included increased loan loss provision, higher FDIC insurance premiums, and a $450,000 FDIC special assessment.

“All of these items resulted from the current economic climate and in particular housing, unemployment, and the state of the financial industry,” commented William E. Snell, Jr., president and CEO.  “Our industry is absorbing increased expenses to rejuvenate the FDIC deposit insurance fund that has been depleted by bank failures across the country.  The higher premiums and one-time assessment from the FDIC impacted our company by approximately $1 million in 2009. As a result of the lower interest rate environment, we also experienced a decrease in our net interest income.  And we increased our provision by over $2 million in order to position us for possible loan losses.  On a positive note, we continue to generate growth in  loans, deposits, and trust assets under management.”

Total assets at December 31, 2009 grew by 8.5% over total assets a year earlier to $979.4 million.  At year-end, net loans were up 9.2% to $730.6 million, while total deposits and repurchase agreements increased 14.8% to $794.2 million.  In addition, the market value of trust assets under management grew to $536.5 million at December 31, 2009, an increase of 7.9%.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices throughout Cumberland, Franklin, Fulton and Huntingdon counties located in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.